Exhibit 4.28

CERTAIN IDENTIFIED INFORMATION MARKED [***] HAS BEEN EXCLUDED
FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD
LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Execution Version

PRODUCT PURCHASE AGREEMENT

BY AND BETWEEN

MAYNE PHARMA LLC

AND

SOL-GEL TECHNOLOGIES LTD.

SCHEDULE 1.27 − PRODUCT PATENT RIGHTS

SCHEDULE 1.30 − PRODUCT TRADEMARKS

SCHEDULE 6.2 – INVENTORY EXPIRY DATES

SCHEDULE 11.04 – PRESS RELEASE

i

PRODUCT PURCHASE AGREEMENT

THIS PRODUCT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of [■], 202[■] (“Effective Date”) between Sol-Gel Technologies Ltd., with a principal place of business at 7 Golda Meir St., Ness Ziona 7403620, Israel (“Sol-Gel”), and Mayne Pharma LLC a company organized under the laws of Delaware having its principal place of business at 3301 Benson Dr., Suite 401, Raleigh, NC 27609. (“Mayne”).  Sol-Gel and Mayne may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sol-Gel is the owner of, or Controls, the Product Patent Rights and Licensed Know-How in the Territory (each as defined below);

WHEREAS, Mayne is interested in obtaining all rights to the Product Patent Rights and an exclusive, perpetual, and fully-paid up license to the Licensed Know-How to Commercialize the Products in the Territory (each as defined below) all under the terms and conditions as set forth in this Agreement.

NOW THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section I.1          [Reserved]

Section I.2          “Affiliate” means, with respect to a Party, any corporation or other business entity that (directly or indirectly) is controlled by, controls, or is under common control with such entity for so long as such control exists, with “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) meaning (a) direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of or other equity interests in, or at least a fifty percent (50%) interest in the income of, the applicable entity (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction and is sufficient to grant the holder of such voting stock or interest the power to direct the management and policies of such entity) or (b) possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise.

Section I.3          [Reserved]

Section I.4          “Business Day” means a day other than (a) a Saturday or a Sunday or (b) a day on which banking institutions in New York, New York, or Tel Aviv, Israel, are authorized or required by Law to remain closed.

Section I.5          “CMC” means the chemistry, manufacturing and controls of Products.

Section I.6          “Commercialization” or “Commercialize” means, with respect to a Party and a pharmaceutical product, any and all activities conducted by such Party that is directed to the marketing, branding, promotion, advertising, importation, exportation, warehousing, distribution, shipping, handling, pricing, reimbursement approval, offering for sale, sale, and/or other commercial exploitation of such pharmaceutical product, and, while such Party is designated as the Marketing Authorization Holder with respect to such pharmaceutical product, all Regulatory Activities with respect to such pharmaceutical product. Commercialization shall exclude Development, Manufacturing, and performance of Medical Affairs.

Section I.7          “Commercially Reasonable Efforts” means, with respect to a Party’s performance of certain obligations under this Agreement, the carrying out of such obligations using efforts and resources that are consistent with the efforts and resources typically used by that Party (together with its Affiliates) with respect to the Commercialization of products of similar market potential, profit potential, strategic value, and stage in Development or product life, including the use of reasonably necessary personnel, based on conditions then prevailing and taking into account issues of safety and efficacy, product profile, difficulty in Developing the relevant Product, competitiveness of alternative Third Party products in the marketplace, the patent or other proprietary or exclusivity position of such Product, the regulatory status and the potential profitability of such product, as applicable, but without regard for any payment obligations under this Agreement, where such level of efforts and resources, in any event, shall be no less than consistent with industry standards for pharmaceutical companies of similar size and resources as such Party.

Section I.8          “Confidential Information” means, subject to Section XI.2 (a)-(d) (Exceptions), (a) any Know-How and any technical, scientific, trade, research, manufacturing, business, financial, compliance, marketing, product, supplier, intellectual property, or other confidential or proprietary information that may be disclosed by or on behalf of one Party or any of its Affiliates to the other Party or any of its Affiliates under this Agreement, which information is specifically designated as confidential or would reasonably be understood or expected by the receiving Party to be confidential, regardless of whether such information is in written, oral, electronic, or other form, and (b) the terms of this Agreement.

Section I.9          “Controls,” or “Controlled” means, with respect to a Party or any of its Affiliates (as applicable) and any Know-How, Patent Right, Regulatory Documents, or other intellectual property right, such Party’s or such of its Affiliates’ ownership of or ability or right (other than pursuant to a license granted to such Party or Affiliate under this Agreement) to grant to the other Party or its Affiliates a license, sublicense, or other right with respect to, such Know-How, Patent Right, Regulatory Documents, or other intellectual property right without violating the terms of any pre-existing agreement with any Third Party or any applicable Law and without the need for any consent (or further consent) from such Third Party.  Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any Know-How, Patent Rights, Regulatory Documents, or other intellectual property rights that were not already owned or to which such Party or Affiliate did not otherwise have rights prior to the date of an acquisition of such Party or Affiliate by, or merger of such Party or Affiliate into, another entity, but (a) was Controlled prior to such date by the acquiring entity or the entity with which such Party or Affiliate merged, as applicable, or (b) is or was developed by such acquiring entity after the date of such acquisition in independent activities without the use of or reference to  the Patent Rights or the Licensed Know-How by persons who were not employees of such Party or Affiliate prior to such acquisition; unless, however, the Know-How, Patent Rights, Regulatory Documents, or other intellectual property rights owned or in-licensed by the applicable Third Party were not used in the performance of activities under this Agreement prior to the consummation of such acquisition or merger, but after the consummation of such acquisition or merger, such Party or Affiliate determines to use or uses any such Know-How, Patent Rights, Regulatory Documents, or other intellectual property rights in the performance of its obligations or exercise of its rights under this Agreement, in which case, such Know-How, Patent Rights, Regulatory Documents or other intellectual property rights are “Controlled” by such Party or Affiliate for purposes of this Agreement.

Section I.10          “Cover”, “Covering,” or “Covered” means, with respect to a product (or any component or ingredient thereof), composition, technology, invention, process or method and a Patent Right, that, in the absence of ownership of, or a license granted under, a claim in such Patent Right, the manufacture, use, offer for sale, sale or importation of such product (or component or ingredient thereof) or composition or the practice of such technology, invention, process or method would infringe such claim (directly, indirectly by contributory infringement or by inducement to infringe) or, in the case of a claim of a pending patent application, would infringe such claim if it were to issue as a claim of an issued patent.

Section I.11          “Develop” or “Development” means, with respect to a given product, internal and external pre-clinical and non-clinical research and clinical development activities reasonably related to the development and submission of information to a Regulatory Authority or otherwise to the research, identification, testing, and validation of an active ingredient, including (a) clinical trials of a pharmaceutical compound or product, investigator sponsored trials, and registry studies; (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct clinical trials or obtain Regulatory Approval of a pharmaceutical product in the Territory (and all activities related thereto); and (c) any activities relating to the development of chemistry, manufacturing, and control data.  Development shall exclude Manufacturing, performance of Medical Affairs, and Commercialization.

Section I.12          “Dollars” or “$” means the legal tender of the U.S.

Section I.13           “Douglas” means Douglas Manufacturing Limited, a New Zealand entity.

Section I.14          “Drug Approval Application” means a New Drug Application as defined in the FD&C Act.

Section I.15          “Epsolay Product” means a topical prescription product containing a fixed dose of 5% encapsulated benzoyl peroxide as the main active ingredient, as of the Effective Date known and marketed under the name “Epsolay®.”

Section I.16          “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

Section I.17          “FDA” means the U.S. Food and Drug Administration or any successor agency thereto having essentially the same function.

Section I.18          “Field” means (i) with respect to Epsolay Products, the treatment, prevention, cure, or amelioration of rosacea in humans, and (ii) with respect to Twyneo Products, the treatment, prevention, cure, or amelioration of acne vulgaris in humans.

Section I.19          [RESRVED]

Section I.20          “Galderma” means Galderma Holding SA, with an office at Avenue D’Ouchy 4, 1006 Lausanne, Switzerland.

Section I.21          “Generic Product” means, with respect to a Product, [***].

Section I.22          “Governmental Authority” means any federal, national, multinational, state, provincial, county, city, municipal, local or other government (including any governmental division, subdivision, department, agency, bureau, branch, office, council, court, arbitrational or other tribunal, commission or other government authority of any nature acting under the authority thereof).  Governmental Authorities include all Regulatory Authorities.

Section I.23          “IND” means an Investigational New Drug application for submission to the FDA, including all supplements and amendments thereto.

Section I.24          [RESERVED]

Section I.25          “Know-How” means proprietary trade secrets, information, know-how, practices, techniques, methods, processes, procedures, ideas, data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from pre-clinical and non-clinical studies), technology, algorithms, drawings, developments, marketing reports, expertise, chemical and biological materials, formulations, formulae, documents, studies, results, regulatory approvals, regulatory filings (including DMFs) and related correspondence, including biological, chemical, pharmacological, toxicological, pre-clinical, clinical and assay data, manufacturing processes and stability and other data, specifications, sourcing information, assays, quality control and testing procedures, formulations, samples, or compositions of matter, in each case of the foregoing whether or not patented or patentable.

Section I.26          “Law” means any law, statute, rule, regulation, order, judgment, standard, ordinance or other pronouncement of any Governmental Authority anywhere in the world.

Section I.27          “Licensed Know-How” means all Know-How that is Controlled by Sol-Gel during the Term and is, in Sol-Gel’s reasonable judgment, necessary or reasonably useful for the Manufacturing, use, or Commercialization of, or performance of Medical Affairs with respect to, a Product (or its components or ingredients) in the Field in the Territory.

Section I.28          “Product Patent Rights” means any Patent Rights listed in on Schedule I.28 (Product Patent Rights) that are assigned to Mayne in accordance with this Agreement that Cover any Licensed Know-How or a Product or its components or ingredients, or the Manufacture, use, or Commercialization thereof, or performance of Medical Affairs with respect thereto, in the Territory.

Section I.29          “Product” shall mean Epsolay Product and/or Twyneo Product.

Section I.30          [RESERVED]

Section I.31          “Product Trademarks” means the “Epsolay®” and “Twyneo®” word trademarks or combined word/device trademarks, as further described in Schedule I.31 (Product Trademarks), any such trademark being a “Product Trademark”.

Section I.32          “Manufacture” or “Manufacturing” means, as applicable, all activities associated with, related to or directed to the production, manufacture, formulation, processing, filling, finishing, packaging, labeling, shipping, handling, importing, exporting, holding or storage of pharmaceutical compounds or materials, or any intermediate thereof, including process and formulation development, process qualification and validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture (including placebo and active controls) and analytical development, product characterization, quality assurance and quality control, testing and release.  Manufacture shall exclude Development and Commercialization.

Section I.33          “Marketing Authorization Holder” means, with respect to a Product, a Party that possesses in its name, or is designated as the holder of, all Regulatory Approvals for such Product in the Territory and that is responsible for managing interactions with Regulatory Authorities in the Territory regarding such Product.

Section I.34          “Mayne Entity” means, as applicable, (a) Mayne, (b) any of Mayne’s Affiliates, or (c) any of Mayne’s sublicensees.

Section I.35          “Mayne Regulatory Documents” means Regulatory Documents Controlled by a Mayne Entity at any time during the Term that specifically relate to a Product in the Territory.

Section I.36          “Medical Affairs” means any and all activities directed to the formulation and performance of (a) plans to ensure appropriate medical information responses with respect to the Products; and (b) safety monitoring plans for the Products; in each case ((a)-(b)), with respect to the Products in the Territory.  Medical Affairs shall exclude Manufacturing, Development, and Commercialization.

Section I.37          [RESERVED]

Section I.38          “Patent Right(s)” means all rights under any national, regional and international or other patent or patent application, provisional patent or patent application, certificate of inventions, application for certificate of invention or priority patent filing in the Territory or under any international convention or treaty, including any patents issued or issuing in the future on such patent applications, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, revival, restoration, revalidation, renewal, registration, confirmation, division, continuation, or continuation-in-part of any of the foregoing.

Section I.39          “Regulatory Activities” means, with respect to a Party and a pharmaceutical product, all interactions with Regulatory Authorities with respect to such pharmaceutical product, including (a) maintaining all Regulatory Approvals, conducting communications with the applicable Regulatory Authorities, and performing other regulatory activities with respect to such pharmaceutical product, and (b) seeking any required reimbursement approval and all post-marketing surveillance with respect to such pharmaceutical product.

Section I.40          “Regulatory Approval” means, an approval, license, registration or authorization granted by any Governmental Authority that provides marketing approval or authorization for the commercial sale or other Commercialization of a product in one or more specified indications, including pricing or reimbursement approval, pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and approval of product labeling.  For the avoidance of doubt, approval of a Drug Approval Application constitutes Regulatory Approval.

Section I.41          “Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval in the Territory, including the United States FDA and any other applicable Governmental Authority in the Territory having jurisdiction over pharmaceutical products.

Section I.42          “Regulatory Documents” means all (a) Regulatory Filings and other applications for Regulatory Approval, registrations, licenses, authorizations, approvals (including Regulatory Approvals) and marketing or regulatory exclusivities made to, received from, or otherwise conducted with a Regulatory Authority for a Product in the Territory; (b) correspondence, communications, notifications, reports, or other filings submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files; and (c) preclinical, clinical and other data, results, analyses, publications, and reports contained or referred to in any of the foregoing.

Section I.43          “Regulatory Filings” means all applications, filings, dossiers, Regulatory Documents, Regulatory Approvals, and the like submitted to a Regulatory Authority for the purpose of Developing, Manufacturing, or Commercializing a Product, including obtaining Regulatory Approval from that Regulatory Authority.  Regulatory Filings include all INDs, Drug Approval Applications, new drug submissions, clinical trial applications, and other Regulatory Approval and reimbursement approval applications.

Section I.44          “Sol-Gel Entity” means, as applicable, (a) Sol-Gel or (b) any of Sol-Gel’s Affiliates.

Section I.45          “Sol-Gel Regulatory Documents” means Regulatory Documents Controlled by a Sol-Gel Entity as of the Effective Date or at any time during the Term that relate to a Product.

Section I.46          “Territory” means the United States.

Section I.47          “Third Party” means any person, individual, corporation, partnership, limited liability company, trust, unincorporated association, Governmental Authority or other entity or body other than the Parties and their Affiliates.

Section I.48          “Trademark” means any word, name, symbol, color, designation or device, or any combination thereof, that functions as a source identifier or indicia of origin or ownership, including any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan, or other indicia of origin or ownership, and further including the goodwill and activities associated with each of the foregoing.

Section I.49          “Twyneo Douglas Product” means a Twyneo Product that is manufactured by Douglas as a CMO and purchased by Mayne pursuant to a Supply Agreement.

Section I.50          “Twyneo Product” means a topical prescription product containing an antibiotic-free, fixed dose combination of microencapsulated tretinoin 0.1% and microencapsulated benzoyl peroxide 3% as the main active ingredients, as of the Effective Date known and marketed under the name “Twyneo”.

Section I.51           “U.S.” or “United States” means the United States of America, including its districts, territories and possessions.

The following table contains a list of additional terms defined in the corresponding Sections set forth below:

Additional Defined Terms	Section
Bankrupt Party	Section XIII.4(a) (Termination for Bankruptcy and Rights in Bankruptcy)
Breaching Party	Section XIII.3 (Termination for Breach)
Breach Noticex	Section XIII.3 (Termination for Breach)
Claims	Section XII.1 (Indemnification by Sol-Gel)
CMO	Section VI.1 (Manufacture and Supply)
Douglas	Section VI.1(b) (Manufacture and Supply)
Event of Bankruptcy	Section XIII.4(a) (Termination for Bankruptcy and Rights in Bankruptcy)
Executive Officer	Section XIV.1 (Executive Officers; Disputes)
FCPA	Section X.4(b)(i) (Anti-Corruption Compliance)
Galderma Distribution Center	Section VI.2(a) (Purchase of Existing Inventory)
Mayne Indemnitees	Section XII.1 (Indemnification by Sol-Gel)
Mayne Product Data	Section IV.2 (Mayne Product Data)
Government Official	Section X.4(a) (Anti-Corruption Provisions)
Indemnified Party	Section XII.3 (Procedure)
Indemnifying Party	Section XII.3 (Procedure)
Infringement Activity	Section VIII.3(a) (Enforcement)
Initial Term	Section XIII.1 (Term)
Inventions	Section VIII.1(b) (Ownership of Intellectual Property)
Issuing Party	Section XI.4 (Publicity)
Losses	Section XII.1 (Indemnification by Sol-Gel)
Non-Breaching Party	Section XIII.3 (Termination for Breach)
Other Covered Party	Section X.4(a) (Anti-Corruption Provisions)
Other Party	Section XIII.4(a) (Termination for Bankruptcy and Rights in Bankruptcy)
Patent Challenge	Section XIII.5 (Termination for Patent Challenge)
Payment	Section VII.6(a) (General)
Public Statement	Section XI.4 (Publicity)
Recipient	Section XI.2 (Exceptions)
Representatives	Section XI.1 (Generally)
Residual Knowledge	Section XI.2 (Exceptions)
Right of Reference	Section IV.1(b) (Mayne Regulatory Responsibility)
Safety Data Exchange Agreement	Section IX.2 (Safety Data Exchange Agreement)
Saleable Epsolay Product	Section VI.2(a) (Purchase of Existing Inventory)
Saleable Product	Section VI.2(a) (Purchase of Existing Inventory)
Saleable Twyneo Product	Section VI.2(a) (Purchase of Existing Inventory)
Sell-Off Period	Section XIII.7(a)(iii) (Effect of Termination)
Severed Clause	Section XVI.3 (Severability)
Sol-Gel Indemnitees	Section XII.2 (Indemnification by Mayne)
Sol-Gel Inventions	Section VIII.1(c) (Ownership of Intellectual Property)
Sol-Gel Invention Patents	Section VIII.1(d) (Ownership of Intellectual Property)
Supply Agreement	Section VI.1 (Manufacture and Supply)
Term	Section XIII.1 (Term)
Twyneo Supply Agreement	Section VI.1(b) (Manufacture and Supply)
Withholding Tax Action	Section VII.6(b) (No Withholding Tax)

ARTICLE II

ASSIGNMENT AND LICENSES

Section II.1          Assignment and Grants of Licenses; Limitation.

(a)          Subject to the terms and conditions of this Agreement, Sol-Gel hereby:

(i)          Assigns to Mayne, the Product Patent Rights and Product Trademarks, and will use commercially reasonable efforts to cooperate and assist with the assignment, including executing any documents or instruments and taking any necessary actions, as may be required by Mayne to perfect, file, register, or defend the Product Patent Rights and Product Trademarks. This may include, but is not limited to, providing testimony, executing patent assignments, declarations, and other documents, and participating in any legal or administrative proceedings.

(ii)          Grants to Mayne and Mayne’s Affiliates, a fully paid-up (other than, for clarity, the payments set forth in Section VII.1 and Section VII.2), exclusive, perpetual, royalty free (other than, for clarity, the payments set forth in Section VII.1 and Section VII.2), transferable (solely pursuant to Section XV.1 (Assignment)), sublicensable, license solely during the Term under the Licensed Know-How solely to register, have registered (for clarity, only after and to the extent Mayne has been designated as the Marketing Authorization Holder for the Products in the Territory), use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell, have sold, perform Medical Affairs with respect to, have Medical Affairs performed with respect to, Commercialize, have Commercialized, and otherwise exploit or have exploited, and, solely pursuant and subject to Section VI.1 (Manufacture and Supply), to Manufacture and have Manufactured, the Products in the Field in the Territory, and to import, have imported, export, and have exported, and, solely pursuant and subject to Section VI.1 (Manufacture and Supply), to Manufacture and have Manufactured, the Products outside the Territory, solely for Commercialization in the Field in the Territory; and

(iii)          [RESERVED]

(b)          Mayne shall not, and shall ensure that its Affiliates or sublicensees do not, either directly or indirectly, knowingly promote, market, distribute, sell, or have sold any Product, including via internet or mail order, outside the Territory during the Term.  Mayne shall not, and shall ensure that its Affiliates or sublicensees do not: (i) establish or maintain any branch, warehouse or distribution facility for any Product in any jurisdictions for the sale of such Product outside the Territory, (ii) engage in any advertising or promotional activities relating to any Product that are directed primarily to customers or other purchasers or users of such Product located outside the Territory, (iii) solicit orders from any prospective purchaser located outside the Territory, or (iv) sell or distribute Product to any person who it knows intends to sell such Product outside the Territory.  If a Mayne Entity receives any order from a prospective purchaser located outside the Territory during the Term, then Mayne shall immediately refer that order to Sol-Gel, and Mayne shall not accept any such orders.  Mayne shall not, and shall ensure that its Affiliates do not, deliver or tender (or cause to be delivered or tendered) Product outside of the Territory during the Term.

(c)          As between the Parties, all rights not expressly licensed to Mayne and its Affiliates under the Licensed Know-How in Section II.1(a) (Assignment and Grants of Licenses; Limitation) or elsewhere in this Agreement shall be retained by Sol-Gel, including the right to Develop, perform Medical Affairs with respect to, Manufacture, and Commercialize the Products outside the Territory (including within the Field), and/or outside the Field (including within the Territory), and the right to Develop and Manufacture the Products anywhere in the world (including within the Territory) for use outside the Territory.

ARTICLE III

[RESERVED]

ARTICLE IV

REGULATORY; TECHNOLOGY SHARING

Section IV.1          Mayne Regulatory Responsibility.

(a)          After the Effective Date, Sol-Gel shall undertake Commercially Reasonable Efforts to transfer and assign, or cause the transfer and assignment, to Mayne, at Mayne’s reasonable cost and expense, all Regulatory Filings, Regulatory Approvals, and other Regulatory Documents related to the Products in the Territory or otherwise necessary or reasonably useful to enable Mayne to perform its obligations under this Section IV.1 (Mayne Regulatory Responsibility), and immediately after such Regulatory Filings and other Regulatory Documents have been transferred and/or assigned to Mayne in connection with a Product, Mayne shall be designated as the Marketing Authorization Holder for such Product in the Territory.  Upon becoming the Marketing Authorization Holder for a Product, Mayne shall thereafter have sole control over, and have decision-making authority with respect to, preparing, obtaining, and maintaining all Regulatory Filings and Regulatory Approvals, conducting communications with the applicable Regulatory Authorities, and performing other Regulatory Activities and Medical Affairs, in each case, as reasonably useful to perform or support the marketing and Commercialization of such Product in the Territory, at its cost and expense for the remainder of the Term, provided that Mayne shall (i) provide Sol-Gel with information related to such actions and copies of all related Regulatory Filings and Regulatory Approvals before they occur, (ii) give Sol-Gel reasonable opportunity to provide, and consider in good faith and incorporate, comments on such actions before undertaking such actions, and (iii) keep Sol-Gel advised of the status of such actual and prospective actions.  Without limiting the foregoing, Mayne shall be responsible for maintaining a stability program for each Product (including with respect to the cost of validation batches of Product that can be used by Mayne for Commercialization purposes without violating applicable Law, whether Manufactured before or after the date that Mayne becomes the Marketing Authorization Holder for the relevant Product).

(b)          As Mayne may reasonably request from time to time after the Effective Date, Sol-Gel shall, to the extent necessary to support Mayne’s preparation of any Regulatory Filing with respect to a Product in the Field in the Territory, provide Mayne access to a complete electronic copy of all (i) Sol-Gel Regulatory Documents, (ii) Regulatory Documents Controlled by any Sol-Gel Entity (including those generated by any of Sol-Gel’s sublicensees that are Controlled by Sol-Gel) that are related to such Product in the Field, and (iii) other information requested and reasonably necessary or useful for responding to requests by, Regulatory Authorities in the Territory in connection with Mayne’s Regulatory Filings, in each case ((i) – (iii)), solely (x) to the extent Controlled by the Sol-Gel Entities or any of their Third Party sublicensees or licensees for the Product, and (iv) subject to Sol-Gel’s Commercially Reasonable Efforts to obtain, and Sol-Gel’s actual obtaining of, the prior written consent of any of the Sol-Gel Entities’ Third Party sublicensees or Third Party licensees to the extent necessary to provide to Mayne any such Sol-Gel Regulatory Documents, Regulatory Documents, or other information.  Without limiting the foregoing, Sol-Gel hereby grant to Mayne, to the extent required to support Mayne’s preparation of a Regulatory Filing with respect to the Products in the Field in the Territory, of a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous Law recognized outside of the United States), to, and a right to copy, access, and otherwise use, all information and data (including all CMC information as well as data made, collected or otherwise generated in the conduct of any clinical studies for the Products) included in any Sol-Gel Regulatory Document, or other Regulatory Filing, Regulatory Approval, drug master file, or other regulatory documentation owned or Controlled by Sol-Gel that relates to the Products, and Sol-Gel shall provide a signed statement to this effect, if requested by Mayne, in accordance with 21 C.F.R. § 314.50(g)(3) (or any successor rule or analogous Law recognized outside of the United States).

(c)          [***] will bear all internal and out-of-pocket costs and expenses incurred by Mayne in conducting its regulatory responsibilities and meeting the requirements of applicable Regulatory Authorities as set forth under this Section IV.1 (Mayne Regulatory Responsibility), including annual Regulatory Approval maintenance fees for the Products in the Territory, and [***].  [***] will bear the costs and expenses it incurs in conducting its responsibilities, as agreed by the Parties, to prepare any relevant drug compendia and AMCP dossiers for Products in the Territory.

(d)          During the Term, reasonably in advance of any filing or submission of any application for label expansion related to a Product in the Territory during the Term, Mayne will submit the same to Sol-Gel for review and discussion, and Mayne will (i) consider in good faith and incorporate any reasonable comments thereon timely received from Sol-Gel and (ii) obtain Sol-Gel’s consent in respect of any such change, and (iii) provide Sol-Gel with notice of any such changes.  During the Term, Mayne shall give Sol-Gel reasonable notice of any meeting (whether held in person, by video, by teleconference, or by any other means) with any Regulatory Authority relating to such application, and Sol-Gel shall have the right to attend, or to have a representative attend on its behalf, any such meeting or any preparatory meeting therefor.

Section IV.2          Mayne Product Data.  During the Term, upon Sol-Gel’s reasonable request, Mayne shall make available to Sol-Gel copies of Mayne Regulatory Documents, clinical and preclinical data, and efficacy, safety and pharmacovigilance data, in each case, that pertain to the Products and are Controlled by a Mayne Entity (collectively, the “Mayne Product Data”).  The Mayne Entities hereby grant to Sol-Gel (or its Affiliate(s) or other designee(s)) a Right of Reference to, and a right to copy, access, and otherwise use, all information and data included in any Regulatory Filing, Regulatory Approval, drug master file, or other regulatory documentation owned or Controlled by the Mayne Entities that relates to the Products, and Mayne shall provide a signed statement to this effect, if requested by Sol-Gel, in accordance with 21 C.F.R. § 314.50(g)(3) (or any successor rule or analogous Law recognized outside of the United States). In addition, Mayne shall promptly, after a request from Sol-Gel from time to time and at Sol-Gel’s cost and expense, obtain a Certificate of Pharmaceutical Product from the FDA for use by Sol-Gel or its designee(s) outside the Territory.

Section IV.3          Generic Products. Neither Mayne nor any of its Affiliates will, [***] , seek Regulatory Approval for or otherwise engage in the Development, Manufacture, or Commercialization of [***]

ARTICLE V

[RESERVED]

Section V.1          [RESERVED]

Section V.2          [RESERVED]

Section V.3          [RESERVED]

Section V.4          [RESERVED]

ARTICLE VI

MANUFACTURE AND SUPPLY

Section VI.1          Manufacture and Supply.

(a)          At any time during the Term in Mayne’s sole discretion, Mayne and its Affiliates shall have the right to, and Sol-Gel shall assist and cooperate with the relevant Mayne Entity(ies) efforts to, enter into Third Party manufacture and commercial supply and quality agreements for the Manufacture and supply of Products during the Term with any contract manufacturing organization(s) approved by Sol-Gel in writing (each such contract manufacturing organization, a “CMO,” and each such agreement entered into by a Mayne Entity with a CMO, a “Supply Agreement”). Mayne covenants and agrees that all Supply Agreements shall contain provisions that provide for and ensure that all of Mayne’s and its Affiliates’ rights, title and interests in such Supply Agreement shall be freely assignable or transferable (as applicable) to Sol-Gel without liability or monetary damages pursuant to the terms thereof. If such activities involve technology transfer, such activities shall be performed pursuant to reasonable written agreements among Sol-Gel, the relevant Mayne Entity(ies), and each such CMO, which agreements shall contain reasonable terms and conditions for the use and confidentiality of such technology.  Mayne will reimburse Sol-Gel for its reasonable costs and expenses, including both out-of-pocket and internal expenses, incurred in performing such assistance and corporation, including with respect to technology transfer, at Sol-Gel’s then-current standard rates. For clarity, the Mayne Entities may not, directly or indirectly, Manufacture or have Manufactured any Product, in any Field or Territory, or grant a Third Party with the right to undertake such Manufacture, without first obtaining the written approval of Sol-Gel.

(b)          Upon execution of this Agreement, the Parties will work together in good faith to execute an agreement to assign to Mayne (i) that certain Supply Agreement entitled “Contract Manufacturing Agreement” dated June 25, 2021 with Douglas Manufacturing Limited (“Douglas”) related to the Twyneo Douglas Products (the “Twyneo Supply Agreement”); and (ii) that certain Manufacturing and Supply Agreement [***]

Section VI.2          Purchase of Existing Inventory

(a)          The Parties acknowledge and agree that Galderma has given permission for Mayne to inspect the inventory of Products located at Galderma’s distribution center [***] (the “Galderma Distribution Center”) to ensure that there are [***]  units of the Twyneo Product and [***]  units of Epsolay Product at the Galderma Distribution Center as of the Effective Date. The Twyneo Products and Epsolay Products should [***] (such units of Twyneo, the “Saleable Twyneo Product”, such units of Epsolay, the “Saleable Epsolay Product”, and the Saleable Twyneo Product and the Saleable Epsolay Product, collectively, the “Saleable Product”).

(b)          Subject Section VI.2(e) below, Mayne will purchase and pay for the Saleable Product as provided in the this Section VI.2(b). Within [***] days of the Effective Date, Mayne shall purchase and pay for all Saleable Twyneo Product at a price equal to [***]  per unit. With respect to the Saleable Epsolay Product, [***] .

(c)            All Sealable Product shall be delivered to Mayne [***] , as promptly as practicable after the date of purchase of the Sealable Product

(d)          All inventory of Products that are transferred to Mayne pursuant to this Section VI.2 on or after the Effective Date, shall be [***] .

(e)          Title and risk of loss for the Saleable Product shall pass to Mayne upon the completion of the payments for such Saleable Product pursuant to Section VI.2(b).

ARTICLE VII

PAYMENTS

Section VII.1          Upfront Payment.  Within [***] days of the Effective Date, Mayne shall pay Sol-Gel a one-time, non-creditable, non-refundable upfront payment of Ten Million Dollars ($10,000,000), by wire transfer in accordance with Section VII.5 (Methods of Payment).

Section VII.2          Milestone Payment.  Within one hundred and eighty (180) days of the Effective Date, Mayne shall pay Sol-Gel a one-time, non-creditable, non-refundable milestone payment of Six Million Dollars ($6,000,000), by wire transfer in accordance with Section 7.05 (Methods of Payment).

Section VII.3          [RESERVED]

Section VII.4          [RESERVED]

Section VII.5          Methods of Payment.  All payments due to Sol-Gel under this Agreement shall be made by Mayne in Dollars by wire transfer to a bank account designated by Sol-Gel.

Section VII.6          Taxes.

(a)          General.  The amounts payable by Mayne to Sol-Gel pursuant to this Agreement (each, a “Payment”) will be paid free and clear of any and all taxes, except for any withholding taxes required by applicable Law.  Except as provided in this Section VII.6 (Taxes), Sol-Gel will be solely responsible for paying any and all taxes (other than withholding taxes required by applicable Law to be deducted from Payments and remitted by Mayne) levied on account of, or measured in whole or in part by reference to, any Payments it receives.  Mayne will deduct or withhold from the Payments any taxes that it is required by applicable Law to deduct or withhold; provided that, prior to making such payment, Mayne shall (i) timely provide a prior written notice to Sol-Gel of the amounts subject to deduction or withholding, and the legal basis therefore, and (ii) provide Sol-Gel a reasonable opportunity to furnish such forms, certificates or other items that would reduce or eliminate such deduction or withholding.  Notwithstanding the foregoing, if Sol-Gel is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it will deliver to Mayne or the appropriate governmental authority (with the assistance of Mayne to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Mayne of its obligation to withhold such tax, and Mayne will apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Mayne has received evidence, in a form reasonably satisfactory to Mayne, of Sol-Gel’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due.  If, in accordance with the foregoing, Mayne withholds any amount, it will pay to Sol-Gel the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Sol-Gel proof of such payment within ten (10) days following such payment.

(b)          Withholding Tax. The Parties agree to cooperate with one another and use Commercially Reasonable Efforts in accordance with applicable Law to complete and file documents required under the provisions of any applicable tax laws (including tax treaties) in connection with the making of any required tax or withholding, and to eliminate or reduce to the extent possible, withholding taxes and similar obligations on payments made under this Agreement. Each Party shall provide the other with commercially reasonable assistance to enable the recovery, as permitted by applicable Law, of withholding taxes, indirect taxes, or similar obligations resulting from payments made under this Agreement. Notwithstanding anything in Section VII.6(a) and Section VII.6(b), [***] .

Section VII.7          Invoices.  Any invoice that Sol-Gel delivers to Mayne under this Agreement may be delivered by email to Accounts Payable at [***]   (which email address may be changed by Mayne from time to time upon written notice to Sol-Gel).

Section VII.8          Late Payments.  If a Party does not receive payment of any sum due to it on or before the due date therefor, [***] days after such sum is due, and upon written notice to the other Party, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at the [***] .  The interest payment shall be due from [***] days after the day the original payment was due (provided notice is provided to the other Party of such interest accrual) until the day that the payment was received by such Party; provided that, with respect to any bona fide disputed payments, no interest payment shall be due until such dispute is resolved and the interest that shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

ARTICLE VIII

INTELLECTUAL PROPERTY

Section VIII.1          Ownership of Intellectual Property.

(a)          Sol-Gel shall retain sole and exclusive ownership of all rights, title and interests in and to the Licensed Know-How.

(b)          Subject to Section VIII.1(c), inventorship of developments or discoveries, whether patentable or non-patentable, invented or otherwise developed or generated by or on behalf of either Party during the Term in the course of performing activities under this Agreement, and any and all intellectual property rights therein (“Inventions”) will be determined based on the principles of inventorship in accordance with United States patent laws.

(c)          Notwithstanding Section VIII.1(b), regardless of inventorship, any and all Inventions, Patent Rights and Know-How that (i) are directed to a Product or the composition, use, administration, formulation, or other aspect thereof (and, in each case, not to any other product that is not a Product), (ii) are developed or generated by or on behalf of any Sol-Gel Entity, by or on behalf of any Mayne Entity, or jointly developed or generated by or on behalf of both Parties, in the course of performing activities under this Agreement, (iii) relate to or are developed with the use of or reference to, incorporate and/or rely upon Sol-Gel’s Confidential Information or the Licensed Know-How, and all intellectual property rights therein, or (iv) improve upon or are derived from Sol-Gel’s Confidential Information, the Licensed Know-How or any Mayne Product Data, and all intellectual property rights therein (“[***] Inventions”) shall be owned exclusively and solely by [***].  Mayne shall promptly disclose to Sol-Gel any [***] Inventions that are developed or generated by or on behalf of Mayne and, [***] hereby designates [***] as its agent for, and grants to [***] a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting the foregoing assignment from [***], and shall, and shall cause each of its employees, contractors, and agents to, cooperate with [***]  and take all reasonable actions and execute such agreements, declarations, assignments, legal instruments, and documents as may be reasonably required to perfect [***] rights, title, and interests in and to the [***] Inventions.

(d)          Any Patent Rights that Cover or otherwise claim any [***] Inventions (“[***] Invention Patents”) [***].

Section VIII.2          Prosecution of Patent Rights.  Mayne shall be responsible for  the preparation, filing, prosecution, and maintenance of all Product Patent Rights (including [***] Invention Patents) in Mayne’s name and at Mayne’s sole cost and expense.  Mayne will: (i) instruct patent counsel of Mayne’s choice to provide Sol-Gel with copies of all proposed filings, submissions, and other substantive correspondences relating to such Product Patent Rights in the Territory for Sol-Gel’s review and comment, (ii) give Sol-Gel reasonable opportunity to provide, and consider in good faith and incorporate, comments on the preparation, filing, prosecution, and maintenance of the Product Patent Rights in the Territory prior to making any such filing, submission, or other substantive correspondence, and (iii) keep Sol-Gel advised of the status of actual and prospective patent filings related to a Product in the Territory.  Subject to the foregoing, Mayne reserves the sole right to make all final decisions regarding the preparation, filing, prosecution and maintenance of the Product Patent Rights.  Each Party will treat any consultation regarding the preparation, filing, prosecution, and maintenance of such Product Patent Rights, along with any information disclosed by each Party in connection therewith (including any information concerning patent expenses), as part of Sol-Gel’s Confidential Information.  [***].

Section VIII.3          Enforcement.

(a)          If either Party becomes aware of any Third Party activity, including any Development activity (whether or not an exemption from infringement liability for such Development activity is available under applicable Law), that infringes (or that is directed to the Development of a product that would infringe) any of the Product Patent Rights, then the Party becoming aware of such activity shall give prompt written notice to the other Party regarding such alleged infringement or misappropriation (collectively, “Infringement Activity”).

(b)          [RESERVED]

(c)          [RESERVED]

(d)          In any event, at the request and the cost and expense of Mayne bringing an infringement or misappropriation action under Section VIII.3(b) (Enforcement), the Sol-Gel shall provide reasonable assistance in any such action as requested (including entering into a common interest agreement if reasonably deemed necessary by Mayne) and be joined as a party to the suit if necessary for the initiating, defending or continuing such suit.  Mayne may settle any action or proceeding brought under Section VIII.3(b) (Enforcement).  Each Party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit or other action instituted by the other Party pursuant to Section VIII.3(b) (Enforcement), provided that with respect to a suit or other action, each Party and its counsel shall reasonably cooperate with the other Party and its counsel.

(e)          Mayne Entities hereby irrevocably and unconditionally agrees not to bring, initiate, or prosecute any claim, lawsuit, or legal action against any Sol-Gel Entity related to the Product Patent Rights for infringement of any of the patents, patent applications, or patent rights owned, assigned, or otherwise assigned to Mayne in accordance with this Agreement, including any claims arising from the use, manufacture, sale, or distribution of any products, services, or technology related to such patents.

Section VIII.4          Defense of Third Party Infringement and Misappropriation Claims.

(a)          If a Third Party asserts that a Patent Right or other intellectual property right controlled by it in the Territory is infringed or misappropriated by a Party’s activities under this Agreement or if a Party becomes aware of a Patent Right or other intellectual property right that might form the basis for such a claim, then the Party first obtaining knowledge of such a claim or such potential claim shall immediately provide the other Party with notice thereof and the related facts in reasonable detail.  At Mayne’s request, the Parties shall discuss what commercially appropriate steps, if any, to take to avoid infringement or misappropriation of said Third Party Patent Right or other intellectual property right controlled by such Third Party in the Territory.

(b)          Subject to Section VIII.6 (Trademark Enforcement and Defense), if a Third Party asserts that a Patent Right or other intellectual property right controlled by it in the Territory is infringed or misappropriated by the Manufacture, use, importation, offer for sale or sale of a Product in the Territory, then Mayne shall have the first right, but not the obligation, to resolve any such claim, whether by obtaining a license from such Third Party or by defending itself against such Third Party assertion.  Mayne shall be solely responsible for its defense of such action.  Mayne shall keep Sol-Gel reasonably informed regarding such assertion and such defense and shall continuously provide Sol-Gel with full information and copies of all documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, and shall seek Sol-Gel’s input and approval on any substantive submissions or positions taken in the litigation which may affect the scope, validity or enforceability of the Licensed Know-How. Subject to Sol-Gel’s indemnification obligations under Section XII.1 (Indemnification by Sol-Gel), Mayne shall bear all costs and expenses incurred in connection with its defense of any such Third Party assertion.

Section VIII.5          Notice of Actions; Settlement.  Mayne shall promptly inform Sol-Gel of any action or suit relating to Product Patent Rights.

Section VIII.6          Trademark Enforcement and Defense.

(a)          If either Party becomes aware of any Third Party activity that infringes any of the Product Trademark rights, then the Party becoming aware of such activity shall give prompt written notice to the other Party regarding such alleged infringement (collectively, “Trademark Infringement Activity”).

(b)          During the Term, Mayne shall resolve any Trademark Infringement Activity related to a Product Trademark.

(c)          [RESERVED]

(d)          In any event, at the request and the cost and expense of Mayne bringing an infringement action under Section VIII.6(b) (Trademark Enforcement and Defense), Sol-Gel shall provide reasonable assistance in any such action as requested (including entering into a common interest agreement if reasonably deemed necessary by any Party) and be joined as a party to the suit if necessary.

(e)          If a Third Party asserts that a Trademark controlled by it in the Territory is infringed by the use of a Product Trademark, then Mayne shall use Commercially Reasonable Efforts to resolve any such claim.

Section VIII.7          Patent Listings.  Throughout the Term, Mayne shall use Commercially Reasonable Efforts to timely list any Product Patent Rights with the Regulatory Authority on the patent register in the Territory. Such listings may include so-called “Orange Book” listings required under the Hatch-Waxman Act or any similar statutory or regulatory requirement in the Territory. Mayne shall bear all expenses related to such activities. Upon Sol-Gel’s reasonable written request, Mayne will list any additional Product Patent Rights with respect to a Product in the Orange Book at Sol-Gel’s cost and expense.

ARTICLE IX

ADVERSE DRUG EVENTS AND REPORTS

Section IX.1          Adverse Event Reporting.  Each Party shall maintain a record of all non-medical and medical product-related complaints it receives with respect to the Product.  Each Party shall notify the Alliance Managers of any Adverse Event (as such term will be defined in the Safety Data Exchange Agreement) received by it in sufficient detail, and shall provide the Alliance Managers with copies of any safety reports or other submissions to any Regulatory Authority in connection with the reporting of Adverse Events, in each case, in accordance with the timeframes and procedures for reporting established by the Parties within the Safety Data Exchange Agreement, and in any event in sufficient time to allow each Sol-Gel Entity and their respective sublicensees (with regards to Sol-Gel Entity’s sublicensees, solely to the extent such sublicensees are subject to similar obligations under this Section IX.1 (Adverse Event Reporting)) and each Mayne Entity to comply with any and all regulatory requirements imposed upon it.  Mayne shall be responsible for reporting Adverse Events related to the Product in the Territory to Sol-Gel as soon as reasonably practicable.  All such responses shall be made in accordance with the procedures established pursuant to applicable Law and all applicable guidelines.

Section IX.2          Safety Data Exchange Agreement.  Within [***] days after the Effective Date (unless otherwise agreed by the Parties), the Parties shall enter into an agreement setting forth worldwide safety and pharmacovigilance procedures for the Parties with respect to the Products, such as the receipt, investigation, sharing, exchange and reporting of safety data, product complaints, product recalls, adverse events and any other information related to the safety of the Products (the “Safety Data Exchange Agreement”), which Safety Data Exchange Agreement may be an amendment to an already existing agreement between the Parties regarding the exchange of such safety data for another product.  The Safety Data Exchange Agreement shall describe the coordination of collection, investigation, reporting, and exchange of information concerning adverse events or any other safety information, and Product quality and Product complaints involving adverse events, sufficient to permit each Party and its Affiliates and sublicensees to comply with their respective legal obligations.  The Parties shall promptly update the Safety Data Exchange Agreement if required by changes in applicable Law.  Mayne shall comply with its respective obligations under the Safety Data Exchange Agreement and shall cause its Affiliates and sublicensees to comply with such obligations.  In the event of any inconsistency between the provisions of the Safety Data Exchange Agreement and the provisions of this Agreement, the terms of the Safety Data Exchange Agreement shall govern with respect to patient safety matters. For clarity, a third party designated by Sol-Gel shall be responsible for the global safety database for the Product.

ARTICLE X

REPRESENTATIONS, WARRANTIES, AND COVENANTS

Section X.1          Mutual Representations and Warranties.  Each of Mayne and Sol-Gel hereby represents and warrants to the other Party as of the Effective Date that:

(a)          it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;

(b)          (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c)          the execution and delivery of this Agreement and the performance of its obligations hereunder shall not result in either a breach or violation of any of the provisions of, constitute a default under, or conflict with or cause the acceleration of any of its obligations under (i) any agreement to which it is a party or is otherwise bound by; (ii) any of the terms and provisions of its constating documents or by-laws, or resolutions of its board of directors (or any committee thereof); (iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over it; (iv) any license, permit, approval, consent or authorization held by it; or (v) any applicable Law.

(d)          it is not a party to any agreement, or any provision thereof, or any instrument or understanding, oral or written, that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement;

(e)          no consent, approval or agreement of any person or Governmental Authority is required to be obtained in connection with the execution and delivery of this Agreement;

(f)          none of such Party’s employees, consultants or contractors has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act, or is subject to any similar sanction of any other Governmental Authority outside of the U.S., and neither it nor any of its Affiliates has used, in any capacity, any person or entity who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction inside or outside of the U.S.; and

(g)          it is not aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly or indirectly, from this Agreement.

Section X.2          Mutual Covenants.  Each of Mayne and Sol-Gel hereby covenants to the other Party that:

(a)          it will not knowingly engage, in any capacity in connection with this Agreement or any ancillary agreement, any person or entity who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any similar sanction inside or outside of the U.S., and such Party shall inform the other Party in writing promptly upon such Party’s becoming aware that any person or entity engaged by such Party who is performing services under this Agreement, or any ancillary agreement, is debarred or is the subject of a conviction described in Section 306 of the FD&C Act or any similar sanction inside or outside of the U.S., or that any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to any such debarment or conviction of a Party, any of its Affiliates or any such person or entity performing services hereunder or thereunder;

(b)          during the Term, it will not make any commitment to any Third Party in conflict with the rights or licenses granted by it to the other Party hereunder; and

(c)          it will comply with all applicable Laws in all material respects in performing its activities hereunder and shall ensure such compliance by its Affiliates.

Section X.3          Additional Sol-Gel Warranties.  Sol-Gel hereby represents and warrants to Mayne that as of the Effective Date:

(a)          Sol-Gel solely owns or Controls the entire right, title, and interest in and to the Licensed Know-How;

(b)          the Sol-Gel Entities have not, prior to the Effective Date, entered into any written agreement with a Third Party under which the Sol-Gel Entities have granted any rights in or to its ownership interest in the Licensed Know-How, which, to its knowledge, are inconsistent with the rights or licenses granted to Mayne under this Agreement;

(c)          to Sol-Gel’s knowledge, there are no pending, claim, action, or proceeding challenging the validity or enforceability of any of the Product Patent Rights listed in Schedule I.28 (Product Patent Rights) or alleging that the Commercialization of, or performance of Medical Affairs with respect to, the Products or their respective ingredients infringes or misappropriates any patent rights or other intellectual property rights of any Third Party;

(d)          the Sol-Gel Entities have not received any written notification from a Third Party that the Development, Manufacture, use, or Commercialization of the Products in the Territory would infringe or misappropriate any Patent Rights or Know-How owned or Controlled by such Third Party;

(e)          to Sol-Gel’s knowledge, having made all reasonable enquiries, it has not received any written notification from a Third Party that the Commercialization of the Products in the Field in the Territory infringes any valid enforceable claim of any existing Patent Rights not Controlled by Sol-Gel;

(f)          to Sol-Gel’s knowledge, having made all reasonable enquiries, Sol-Gel has not received written notice of any investigations, inquiries, actions or other proceedings pending before or threatened by any Regulatory Authority or other Governmental Authority in the Territory with respect to a Product in the Territory arising from any action or default by Sol-Gel or any of its Affiliates or a Third Party acting on behalf Sol-Gel in the Development of a Product;

(g)          to Sol-Gel’s knowledge, there is no existing scientific fact or circumstance that would materially adversely affect the efficacy or market performance of the Products which Sol-Gel has not communicated to Mayne; and

(h)          Sol-Gel has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the Licensed Know-How.

(i)          Other than as disclosed in Schedule 1.27 as of the Effective Date, Sol-Gel owns all right and title, without restrictions to the Product Patent Rights and Product Trademarks.

Section X.4          Anti-Corruption.

(a)          Anti-Corruption Provisions.  Each Party represents and warrants to the other Party that such Party has not, directly or indirectly, offered, promised, paid, authorized or given, and each Party agrees that such Party will not, in the future, offer, promise, pay, authorize, or give, money or anything else of value, directly or indirectly, to any Government Official (as defined below) or Other Covered Party (as defined below) for the purpose, pertaining to this Agreement, of: (i) influencing any act or decision of such Government Official or Other Covered Party; (ii) inducing such Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official or Other Covered Party to influence the act or decision of a Governmental Authority, in order to obtain or retain business, or direct business to, any person or entity, in each case, in any way related to this Agreement.

For purposes of this Agreement: (A) “Government Official” means any official, officer, employee or representative of: (1) any Governmental Authority, (2) any public international organization or any department or agency thereof, or (3) any company or other entity owned or controlled by any Governmental Authority; and (B) “Other Covered Party” means any political party or party official, or any candidate for political office.

(b)          Anti-Corruption Compliance.

(i)          In performing under this Agreement, each Party, on behalf of itself, its respective Affiliates and (in the case of Sol-Gel) other Sol-Gel Entities and (in the case of Mayne) other Mayne Entities, agrees to comply with all applicable anti-corruption Laws, including the Foreign Corrupt Practices Act of 1977, as amended from time to time (“FCPA”) and all anti-corruption Laws of the Territory.

(ii)          No Party, nor any Affiliate of any Party (and (in the case of Sol-Gel) no other Sol-Gel Entity and (in the case of Mayne) no other Mayne Entity), shall give, offer, promise or pay any political contribution or charitable donation at the request of any Government Official or Other Covered Party that is in any way related to this Agreement or any related activity.

(iii)          Mayne shall, in all cases, refrain from engaging in any activities or conduct that would cause any Sol-Gel Entity to be in violation of the FCPA or any applicable anti-bribery Laws.  To the extent allowed by applicable Law, if a Mayne Entity proposes to provide any information, data, or documentation to any Governmental or Regulatory Authority in respect of a Product that relates to or may result in a violation of the FCPA or any applicable anti-bribery Law, then it shall first obtain the prior written approval of Sol-Gel, which will not be unreasonably withheld, and to the extent approved, shall provide such information, data or documentation in accordance with Sol-Gel’s written instructions.

(iv)          Mayne agrees that should it learn or have reason to know of: (i) any payment, offer, or agreement to make a payment to a foreign official or political party for the purpose of obtaining or retaining business or securing any improper advantage for Sol-Gel under this Agreement or otherwise, or (ii) any other development during the Term that in any way makes inaccurate or incomplete the representations, warranties, or certifications of Mayne hereunder given or made as of the date hereof or at any time during the Term, relating to the FCPA, Mayne will immediately advise Sol-Gel in writing of such knowledge and sufficient details regarding the basis known to Mayne therefor.

(v)          Notwithstanding any other provisions contained in this Agreement, each Party agrees that full disclosure of information relating to a possible violation of the FCPA or the existence and terms of this Agreement, including the compensation provisions hereof, may be made at any time and for any reason to the U.S.  government and its agencies, and to whomsoever the other Party determines has a legitimate need to know.

(vi)          In the event that a Party violates any anti-corruption Law of the Territory or any other applicable anti-corruption Law, or breaches any provision in this Section X.4 (Anti-Corruption), then the other Party shall have the right to terminate this Agreement pursuant to Section XIII.2 (Termination for Breach).

Section X.5          Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE INTELLECTUAL PROPERTY RIGHTS PROVIDED BY SOL-GEL TO MAYNE HEREIN ARE PROVIDED “AS IS” AND WITHOUT WARRANTY.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH OF THE PARTIES EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, OR ENFORCEABILITY OF THEIR RESPECTIVE INTELLECTUAL PROPERTY RIGHTS, AND NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Section X.6          Limitation of Liability.  NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR DAMAGES FOR LOSS OF PROFIT OR LOST OPPORTUNITY IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER, OR ANY LICENSE GRANTED HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  THE FOREGOING SHALL NOT LIMIT (A) ANY INDEMNIFICATION OBLIGATIONS HEREUNDER, (B) REMEDIES AVAILABLE TO EITHER PARTY WITH RESPECT TO A BREACH OF ARTICLE XI (CONFIDENTIALITY) OR ARTICLE VIII (INTELLECTUAL PROPERTY RIGHTS), OR (C) DAMAGES IN INSTANCES OF INTENTIONAL MISCONDUCT OR FRAUD COMMITTED BY THE OTHER PARTY.

ARTICLE XI

CONFIDENTIALITY

Section XI.1          Generally.  During the Term and for a period of [***] years thereafter (and with respect to any Confidential Information which constitute a trade secret of a disclosing Party for as long as such information is considered a trade secret, provided that such information is identified in writing as a trade secret by the disclosing Party prior to the disclosure of the information to the receiving Party, and the Parties hereby agree that the specifications of the Product are a trade secret), each Party (a) shall maintain in confidence all Confidential Information furnished to it by the other Party or any of the other Party’s Affiliates; (b) shall not use such Confidential Information for any purpose except to fulfill its obligations or exercise its rights (for the avoidance of doubt, including, with respect to Sol-Gel, the right to Commercialize the Product outside of the Field or Territory (and inside of the Field and Territory after any termination or expiration of this Agreement))  under this Agreement; and (c) shall not disclose such Confidential Information to anyone other than those of its Affiliates, directors, investors, prospective investors, lenders, prospective lenders, financing sources, prospective financing sources, acquirers, prospective acquirers, licensees, prospective licensees, sublicensees, prospective sublicensees, subcontractors, prospective subcontractors, employees, consultants, financial or legal advisors, or other agents or contractors acting on its behalf in connection with this Agreement (collectively, “Representatives”) who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in this ARTICLE XI (Confidentiality) and to whom such disclosure, under this Agreement, is necessary in connection with the fulfillment of such Party’s obligations or exercise of such Party’s rights under this Agreement or in connection with bona fide financing or acquisition activities.  Each Party shall (i) ensure that such Party’s Representatives who receive any Confidential Information from the other Party (or any of such Party’s Affiliates) comply with the obligations set forth in this ARTICLE XI (Confidentiality) and (ii) be responsible for any breach of such obligations by any of its Representatives who receive from such Party (whether directly or indirectly through its Affiliates or other Representatives) any of the Confidential Information received from the other Party (or any of such Party’s Affiliates).  Each Party shall notify the other Party promptly on discovery of any unauthorized use or disclosure of the other’s (or any of its Affiliates’) Confidential Information. For clarity, any intellectual property rights that Sol-Gel owns or Controls, whether or not developed, invented, or generated by Mayne, shall be considered to be the Confidential Information of Sol-Gel.

Section XI.2          Exceptions.  The obligations of confidentiality, non-disclosure, and non-use set forth in Section XI.1 (Generally) shall not apply to, and “Confidential Information” shall exclude, any information to the extent the receiving Party (the “Recipient”) can demonstrate that such information: (a) was in the public domain or publicly available at the time of disclosure to the Recipient or any of its Affiliates by the disclosing Party or any of its Affiliates pursuant to this Agreement, or thereafter enters the public domain or becomes publicly available, in each case, other than as a result of any disclosure by the Recipient or any of its Representatives in breach of this Agreement; (b) was lawfully known by the Recipient or any of its Affiliates (as can be reasonably demonstrated) prior to the date of disclosure to the Recipient or any of its Affiliates by the disclosing Party or any of its Affiliates pursuant to this Agreement; (c) is or was received by or made available to the Recipient or any of its Affiliates on an unrestricted basis from a Third Party that the Recipient reasonably believed was rightfully in possession of such information and not under a duty of confidentiality to the disclosing Party or any of its Affiliates with respect to such information; or (d) is or was independently developed by or for the Recipient or any of its Affiliates without reference to or reliance on the Confidential Information of the other Party or any of its Affiliates (as can be reasonably demonstrated by written records).  Notwithstanding any provision to the contrary set forth in this Agreement, “Confidential Information” will not include any knowledge, technique, experience, or Know-How that is retained in the unaided memory of the Recipient or any of its authorized Representatives after having access to such Confidential Information (“Residual Knowledge”).  Any use made by the Recipient or its Representatives of any such Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.

Section XI.3         Permitted Disclosures.  Notwithstanding any other provision to the contrary set forth in this Agreement, Recipient’s (or its Affiliates’) disclosure of the other Party’s (or any of such Party’s Affiliates’) Confidential Information shall not be prohibited if such disclosure: (a) is in response to a valid request or order of a court or other Governmental Authority, including the rules and regulations promulgated by the Securities and Exchange Commission (or similar foreign authority) or any other Governmental Authority; (b) is otherwise required by applicable Law or rules of a nationally or internationally recognized securities exchange or Nasdaq; (c) is made: (i) to the Recipient’s existing or proposed direct or indirect financial investors, lenders, financing sources and partners or (ii) to bona fide potential acquirers who are conducting due diligence with respect to the potential acquisition of (x) all or substantially all of the shares of the Recipient or any of its Affiliates or (y) all or substantially all of the assets of the Recipient or any of its Affiliates pertaining to the subject matter of this Agreement; provided that in the case of each of (i) and (ii), Recipient will reasonably redact the Confidential Information that is not necessary in order for such Third Party to evaluate the applicable transaction, and such Third Party recipient of Confidential Information has entered into a written confidentiality and non-use agreement no less restrictive than the terms set forth in this ARTICLE XI (Confidentiality); or (d) is made to patent offices in order to seek or obtain Patent Rights or to Regulatory Authorities in order to seek or obtain approval to conduct clinical trials or to gain Regulatory Approval with respect to a Product as contemplated by this Agreement, provided that such disclosure under this subsection (d) may be made only to the extent reasonably necessary to seek or obtain such Patent Rights or Regulatory Approvals, and the Recipient (or its applicable Affiliate(s)) shall use Commercially Reasonable Efforts to obtain confidential treatment of such information.  If a Recipient is required to disclose Confidential Information pursuant to Section XI.3(a) (Permitted Disclosures) or Section XI.3(b) (Permitted Disclosures), then prior to any such disclosure, the Recipient shall, to the extent legally permitted and practicable, provide the disclosing Party with prior written notice of such disclosure in order to permit the disclosing Party to seek a protective order or other confidential treatment of such disclosing Party’s Confidential Information, and in the event of the disclosing Party’s failure to obtain such protective order, the Recipient shall only disclose that information which is legally required to be disclosed.

Section XI.4          Publicity.  The Parties will issue a joint press release in connection with this Agreement in substantially the form attached hereto as Schedule XI.4 (Press Release).  The Parties recognize that each Party may from time to time desire to issue other press releases and make other public statements or public disclosures in respect of this Agreement, including the Development or Commercialization of, or performance of Medical Affairs with respect to, a Product in the Territory during the Term (each, a “Public Statement”).  If a Party desires to make a Public Statement (an “Issuing Party”), then it shall provide the other Party a copy of such Public Statement at least five (5) Business Days prior to the date it desires to make such public disclosure.  An Issuing Party shall not issue a Public Statement without the other Party’s prior written approval, which advance approval shall not be unreasonably withheld, conditioned or delayed.  Once the form of any Public Statement has been approved in accordance with this Section XI.4 (Publicity), then neither Party shall be required to seek the permission of the other Party to repeat any information that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section XI.4 (Publicity). Notwithstanding anything to the contrary in this Section XI.4 (Publicity), nothing in this Section XI.4 (Publicity) shall be deemed to limit either Party’s rights under Section XI.3 (Permitted Disclosures) or either Party’s ability to issue press releases or make other public statements or public disclosures required by applicable Law or rules of a nationally or internationally recognized securities exchange, provided that such statement or disclosure is made in accordance with Section XI.3 (Permitted Disclosures).

Section XI.5          [Reserved]

Section XI.6          Injunctive Relief.  Each Party acknowledges and agrees that there may be no adequate remedy at law for any breach of its obligations under this ARTICLE XI (Confidentiality), that any such breach may result in irreparable harm to the other Party and, therefore, that upon any such breach or any threat thereof, such other Party may seek appropriate equitable relief in addition to whatever remedies it might have at law, without the necessity of showing actual damages.

ARTICLE XII

INDEMNIFICATION & INSURANCE

Section XII.1          Indemnification by Sol-Gel.  Sol-Gel shall indemnify, hold harmless, and defend any Mayne Entity and any of their sublicensees and their respective directors, officers, and employees (the “Mayne Indemnitees”) from and against any and all liabilities, expenses, costs, damages, deficiencies, obligations or losses (including reasonable attorneys’ fees, court costs, witness fees, damages, judgments, fines and amounts paid in settlement) (“Losses”) incurred in connection with any and all Third Party suits, claims, actions or demands (“Claims”) to the extent that such Claims arise out of (a) any breach of this Agreement by a Sol-Gel Entity, or (b) the negligence, fraud, or willful misconduct of any Sol-Gel Indemnitee in connection with the performance of this Agreement, (c) the Manufacturing and labeling of the Product by Sol-Gel, (d) the use by any person or entity of the Product consistent with the labeling and packaging of the Product outside the Territory, or (e) any third party claim for intellectual property infringement related to the Products.  Notwithstanding the foregoing, Sol-Gel shall not have any obligation to indemnify the Mayne Indemnitees to the extent that the applicable Claims or Losses arise out of any activities set forth in Section XII.2 (Indemnification by Mayne) for which Mayne is obligated to indemnify Sol-Gel or any other Sol-Gel Indemnitees.

Section XII.2          Indemnification by Mayne.  Mayne shall indemnify, hold harmless and defend any Sol-Gel Entity and any of their sublicensees, and their respective directors, officers, and employees (the “Sol-Gel Indemnitees”) from and against any and all Losses incurred in connection with any and all Claims to the extent that such Claims arise out of (a) any breach of this Agreement by a Mayne Entity, (b) the Manufacture, Commercialization of, or performance of Medical Affairs with respect to, a Product in the Territory by or on behalf of any Mayne Entity, or (c) the negligence, fraud, or willful misconduct of any Mayne Indemnitee in connection with the performance of this Agreement.  Notwithstanding the foregoing, Mayne shall not have any obligation to indemnify the Sol-Gel Indemnitees to the extent that the applicable Claims or Losses arise out of any activities set forth in Section XII.1 (Indemnification by Sol-Gel) for which Sol-Gel is obligated to indemnify Mayne or any other Mayne Indemnitees.

Section XII.3          Procedure.  In the event of a claim by a Third Party against a Mayne Indemnitee or a Sol-Gel Indemnitee entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the Party obligated to provide such indemnification (“Indemnifying Party”) in writing of the claim, provided that no delay on the part of the Indemnified Party in giving such notice shall relieve the Indemnifying Party of any indemnification obligation unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby, and the Indemnifying Party, without admission of the other Party’s fault, shall undertake and solely manage and control, at its sole expense and with counsel of its own choosing, the defense of the claim and its settlement.  The Indemnified Party shall reasonably cooperate with the Indemnifying Party with respect to such defense and settlement.  The Indemnified Party may, at its option and its sole cost and expense, be represented in any such action or proceeding by counsel of its choice; provided, however, that if in the reasonable opinion of counsel to the Indemnified Party (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines, acting reasonably and in good faith, that such counsel is required.  The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent.  The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto and does not impose any obligations on the Indemnified Party, unless the Indemnified Party otherwise agrees in writing.  No Indemnified Party may settle any claim for which it is being indemnified under this Agreement without the Indemnifying Party’s prior written consent.

Section XII.4          Insurance.  Mayne and Sol-Gel each represent and warrant that they currently have, and will maintain during the Term, adequate insurances at their own expense and in accordance with usual industry standards to support their respective liabilities and obligations assumed under, arising out of, and in connection with, this Agreement. Each Party shall maintain such insurance for the period commencing promptly after the Effective Date until [***] years after the Term.  Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request.  It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations under this Agreement.

ARTICLE XIII

TERM AND TERMINATION

Section XIII.1          Term.  The term of this Agreement shall begin on the Effective Date and, unless earlier terminated in accordance with the terms of this ARTICLE XIII (Term and Termination), will expire on the later of (i) sixteen (16) years after the Effective Date, (ii) the expiration of all patents covering the Products in the Territory; or (iii) the date no Know-How is utilized in the Manufacture or Commercialization of either Product.

Section XIII.2          Termination at Will by Mayne.  At any time during the Term after the payment by Mayne of the amounts set forth in Section VII.2, Mayne may terminate this Agreement for any or no reason upon giving [***]  notice to Sol-Gel.

Section XIII.3          Termination for Breach.  Subject to the terms and conditions of this Section XIII.3 (Termination for Breach), a Party (the “Non-Breaching Party”) shall have the right, in addition to any other rights and remedies available to such Party at law or in equity, to terminate this Agreement in the event the other Party (the “Breaching Party”) is in material breach of this Agreement.  The Non-Breaching Party shall first provide written notice to the Breaching Party, which notice shall identify with particularity the alleged breach (the “Breach Notice”).  With respect to material breaches of any payment provision hereunder, the Breaching Party shall have a period of [***] days after such Breach Notice is provided to cure such breach.  With respect to all other material breaches, the Breaching Party shall have a period of [***] days after such Breach Notice is provided to cure such breach.  If a material breach for which a Breach Notice is provided is not cured within the applicable period set forth above, then the Non-Breaching Party may, at its election, terminate this Agreement upon written notice to the Breaching Party.  The waiver by either Party of any breach of any term or condition of this Agreement shall not be deemed a waiver as to any subsequent or similar breach.

Section XIII.4          Termination for Bankruptcy and Rights in Bankruptcy.

(a)          To the extent permitted under applicable Law, if, at any time during the Term, an Event of Bankruptcy (as defined below) relating to either Party (the “Bankrupt Party”) occurs, then the other Party (the “Other Party”) shall have, in addition to all other legal and equitable rights and remedies available to such Other Party, the option to terminate this Agreement upon written notice to the Bankrupt Party.  It is agreed and understood that, if the Other Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, then, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the Other Party shall continue to make all payments required of it under this Agreement as if the Event of Bankruptcy had not occurred, and the Bankrupt Party shall not have the right to terminate any license granted herein.  The term “Event of Bankruptcy” means: (i) filing, in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency o taking the benefit of any statue in force for bankrupt or insolvent debtors, including for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets, (ii) making an assignment for the benefit of creditors, (iii) appointing or suffering appointment of a receiver or trustee over substantially all of a Party’s property that is not discharged within [***] days after such appointment, or (iv) being served with an involuntary petition against the Bankrupt Party, filed in any insolvency proceeding, where such petition is not dismissed within [***] days after the filing thereof.

(b)          All rights and licenses granted under or pursuant to this Agreement by Mayne and Sol-Gel are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties, as sublicensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S.  Bankruptcy Code or any analogous provisions in any other country or jurisdiction.

Section XIII.5          [RESERVED]

Section XIII.6          [RESERVED]

Section XIII.7          Effect of Termination.

(a)          In the event of expiration or termination of this Agreement for any reason:

(i)          all license grants in this agreement from Sol-Gel to Mayne shall terminate, except to the extent necessary for Mayne to exercise its rights and perform its obligations under this Section XIII.7 (Effect of Termination);

(ii)          [RESERVED]

(iii)          at Sol-Gel’s discretion, Sol-Gel may purchase from Mayne (and its Affiliates), and Mayne (and its Affiliates) shall transfer to Sol-Gel, any then-existing inventory of Products in Mayne’s (and its Affiliates’) possession, at a price equal to the out-of-pocket cost incurred by Mayne (and its Affiliates) for the acquisition of such Products.  Notwithstanding any provision to the contrary set forth in this Agreement, with respect to any inventory of the Products that Sol-Gel does not purchase from Mayne upon expiration or termination of this Agreement pursuant to this Section XIII.7(a)(iii) (Effect of Termination), if such termination was not due to Sol-Gel’s termination of this Agreement pursuant to Section XIII.3 (Termination for Breach) or Section XIII.4 (Termination for Bankruptcy and Rights in Bankruptcy), for a period of six (6) months following any expiration or termination of this Agreement (as applicable) (“Sell-Off Period”), Mayne shall be permitted to continue exercising all licenses granted in this Agreement by Sol-Gel to Mayne on a non-exclusive basis to the extent necessary to sell such remaining inventory of Products in the Territory.

(iv)          at Sol-Gel’s request, (a) any existing agreements between a Mayne Entity and any Third Party that are solely related to the Commercialization of the Products (and that are not related to any other products of a Mayne Entity), including, as applicable and subject to the other provisions set forth in this Section XIII.7(a)(iv) (Effect of Termination), all Supply Agreements, research service agreements, or other vendor agreements related to the Products, and (b) all of Mayne’s and its Affiliates’ rights, title and interests therein and thereto, shall at Sol-Gel’s option be terminated or assigned and transferred to Sol-Gel or its designee, in each case, to the extent freely terminable, assignable or transferable (as applicable) without liability or monetary damages pursuant to the terms thereof (and for any such agreement that by its terms cannot be so assigned, Mayne shall reasonably cooperate with Sol-Gel to seek the transfer of the benefits of such agreement to Sol-Gel);

(v)          Mayne shall remain responsible for all its non-cancellable Third Party obligations incurred with respect to the Products, except for any such obligations assigned to and assumed by Sol-Gel pursuant to Section XIII.7(a)(iv) (Effect of Termination); and

(vi)          Mayne shall cooperate with Sol-Gel and provide reasonable assistance in effecting the efficient transfer of regulatory and commercial responsibility for the Products in the Territory to Sol-Gel and to ensure a smooth transition while minimizing interruptions and delays in the conduct of such transition.

Mayne shall perform its obligations under this Section XIII.7 (Effect of Termination) at its own cost and expense, except in the event that this Agreement is terminated by Mayne pursuant to Section XIII.3 (Termination for Breach), in which case Sol-Gel shall be responsible for such reasonable costs and expenses.

Section XIII.8          Survival; Accrued Rights.  The following articles and sections of this Agreement shall survive expiration or early termination for any reason: ARTICLE I (Definitions), ARTICLE VII (Payments) (solely to the extent any payments became payable prior to the effective date of such expiration or termination), ARTICLE IX (Adverse Drug Events and Reporting), [***], Section VII.1(a)(i), Section VIII.1 (Ownership of Intellectual Property), Section X.5 (Disclaimer), Section X.6 (Limitation of Liability), ARTICLE XI (Confidentiality), Section XII.1 (Indemnification by Sol-Gel), Section XII.2 (Indemnification by Mayne), Section XII.3 (Procedure), Section XII.4 (Insurance), Section XIII.7 (Effect of Termination), Section XIII.8 (Survival; Accrued Rights), ARTICLE XIV (Dispute Resolution; Governing Law), Section XV.1 (Assignment) (solely with respect to the second sentence in clause (a) and the entirety of clause (b)) Section XIV.4 (Choice of Law), Section XIV.5 (Language), and ARTICLE XVI (Miscellaneous).  In any event, expiration or termination of this Agreement shall not relieve either Party of any liability which accrued hereunder prior to the effective date of such expiration or termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement occurring prior to such expiration or termination, nor prejudice either Party’s right to obtain performance of any obligation.

ARTICLE XIV

DISPUTE RESOLUTION; GOVERNING LAW

Section XIV.1             Executive Officers; Disputes.  Each Party shall ensure that an executive officer is designated for such Party at all times during the Term for dispute resolution purposes (each such individual, such Party’s “Executive Officer”), and shall promptly notify the other Party of its initial, or any change in its, Executive Officer.  Unless otherwise set forth in this Agreement, if a dispute arises between the Parties under this Agreement, then the Parties shall refer such dispute to the Executive Officers, who shall attempt in good faith to resolve such dispute.  If the Executive Officers are unable to resolve such dispute within [***] days after such dispute has been referred to them under this Section XIV.1 (Executive Officers; Disputes), then such dispute shall be adjudicated pursuant to Section XIV.2 (Litigation; Equitable Relief).

Section XIV.2              Litigation; Equitable Relief.  The Federal courts located in New York, New York shall have exclusive jurisdiction over, and shall be the exclusive venue for resolution of, any dispute not resolved through the informal dispute-resolution procedures described in Section XIV.1 (Executive Officers; Disputes).  Either Party may, at any time and without waiving any remedy under this Agreement, seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party.  Any final judgment resolving a Dispute may be enforced by either Party in any court having appropriate jurisdiction.

Section XIV.3              Intellectual Property Disputes.  Notwithstanding the other provision of Section XIV.2 (Litigation; Equitable Relief), unless otherwise agreed by the Parties, a dispute between the Parties relating to the validity or enforceability of any Patent Right shall be submitted to a court or patent office of competent jurisdiction in the relevant country or jurisdiction in which such patent was issued or, if not issued, in which the underlying patent application was filed.

Section XIV.4             Choice of Law.  This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, shall be construed under and governed by the laws of the State of New York, exclusive of and without regard to its conflicts of laws principles.  This Agreement shall not be governed by the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

Section XIV.5             Language.  This Agreement has been prepared and executed in the English language, and the English language shall control its interpretation in all respects.  All consents, notices, reports and other written documents to be delivered or provided by a Party under this Agreement shall be in the English language, and, in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation shall control.

ARTICLE XV

ASSIGNMENT

Section XV.1          Assignment.

(a)          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party (and, for these purposes, a merger, sale of assets, operation of law or other similar transaction shall be deemed an assignment) without the prior written consent of the other Party.  Notwithstanding the foregoing, a Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to (i) an Affiliate or (ii) a Third Party that acquires, by or otherwise in connection with, a merger, sale of assets or otherwise, all or substantially all of the business of such assigning Party; provided that the assignee agrees in writing to assume all of such assigning Party’s obligations under this Agreement.  A Party assigning this Agreement in accordance with this paragraph will remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned. In addition, upon written notice to Mayne, Sol-Gel may pledge, hypothecate, assign, or otherwise transfer its rights to receive payments from Mayne hereunder to a Third Party without the consent of Mayne.

(b)          The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties.  Any purported assignment in violation of this Section XV.1 (Assignment) will be null and void ab initio.

ARTICLE XVI

MISCELLANEOUS

Section XVI.1            Force Majeure.  If either Party shall be delayed in, interrupted in or prevented from the performance of any of its obligations hereunder by reason of force majeure, which may include any act of God, fire, flood, earthquake, storm, war (declared or undeclared), failure of plant or machinery, public disaster, epidemic, pandemic, spread of infectious disease, quarantine, state of emergency, act of terrorism, insurrection, riot, government act, order, ordinance, guideline or other similar action, strike or labor differences (other than strikes or labor disturbances involving a Party’s own employees), in each case outside of such Party’s reasonable control (each a “Force Majeure”), then such Party shall not be liable to the other Party therefor nor be deemed to have defaulted under or breached this Agreement as a result thereof, and the time for performance of such obligation shall be extended for a period equal to the duration of the Force Majeure which occasioned the delay, interruption or prevention. The Party invoking the force majeure rights of this Section XVI.1 (Force Majeure) must notify the other Party of the Force Majeure by courier or overnight dispatch (e.g., Federal Express) promptly following both the first and last days of the Force Majeure unless the Force Majeure renders such notification impossible or commercially impracticable, in which case notification will be made as soon as commercially practicable.  While the Force Majeure circumstance continues, the affected Party will undertake reasonable efforts necessary to mitigate and overcome such Force Majeure circumstances and resume normal performance of its obligations hereunder as soon as reasonably practicable under the circumstances, and will provide to the other Party on a monthly basis, or more frequently if requested by the other Party, written summaries of its mitigation efforts and its estimates of when normal performance under this Agreement will be able to resume.  If the delay resulting from the Force Majeure exceeds sixty (60) days, then the other Party may terminate this Agreement immediately upon written notice to the Party invoking the force majeure rights of this Section XVI.1 (Force Majeure).

Section XVI.2             Entire Agreement; Amendments.  This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement between Sol-Gel or any of its Affiliates, on the one hand, and Mayne or any of its Affiliates, on the other hand, with respect to the subject matter hereof, supersedes all prior understandings and writings between Sol-Gel or any of its Affiliates, on the one hand, and Mayne or any of its Affiliates, on the other hand relating to such subject matter, and shall not be modified, amended or (subject to ARTICLE XIII (Term and Termination)) terminated, except by another agreement in writing executed by the Parties.

Section XVI.3            Severability.  If, under applicable Law, any provision of this Agreement is held invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), then it is agreed that this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use their reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

Section XVI.4             Interpretation.  (a) Whenever any provision of this Agreement uses the word “including,” “include,” “includes,” or “e.g.,” such word shall be deemed to mean “including without limitation” and “including but not limited to;” (b) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (c) a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner; (d) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (e) the recitals set forth at the start of this Agreement, along with the Schedules and the Exhibits to this Agreement, and the terms and conditions incorporated in such recitals, Schedules and Exhibits, shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and Schedules and Exhibits and the terms and conditions incorporated in such recitals, Schedules and Exhibits; provided that, in the event of any conflict between the terms and conditions of the body of this Agreement and any terms and conditions set forth in such recitals, Schedules or Exhibits, the terms of the body of this Agreement shall control unless such recital, Schedule or Exhibit expressly states the intent of the Parties that such terms and conditions shall supersede the terms of the body of this Agreement; (f) in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern; (g) this Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter; (h) unless otherwise provided, all references to Sections, Articles, Exhibits and Schedules in this Agreement are to Sections, Articles, Exhibits and Schedules of and to this Agreement; (i) any reference to any Law shall mean such Law as in effect as of the relevant time, including all rules and regulations thereunder and any successor Law in effect as of the relevant time, and including the then-current amendments thereto; (j) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (k) any reference herein to any person will be construed to include the person’s successors and assigns; (l) the captions and table of contents used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits or limitations; (m) the word “year” means any consecutive twelve (12) month period, unless otherwise specified; (n) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”; and (o) nothing in this Agreement shall require or be construed or interpreted to require a Party to violate any applicable Law.

Section XVI.5             Notices.  Except as expressly otherwise provided herein, any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered by internationally recognized express courier or delivery service, or sent by email and confirmed by registered or certified mailing, postage prepaid, return receipt requested, and in each case, addressed as follows (or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith):

If to Sol-Gel:

Sol-Gel Technologies Ltd.
7 Golda Meir St.
Ness Ziona 7403620
Israel
Attn: Eyal Ben-Or
Email: [***]

With a copy to (which shall not constitute notice for purposes of this Agreement):

General Counsel
[***]
and:

Mintz LLP
919 Third Avenue
New York, NY
10022
Attention: Cheryl V. Reicin
E-mail: [***]

If to Mayne:

Mayne Pharma LLC
3301 Benson Drive, Suite 401
Raleigh, NC 27609
Attn: Legal Department

Any such notice shall be deemed to have been given (a) when delivered if personally delivered, (b) on receipt if sent by overnight courier, or (c) on receipt if sent by mail.

Section XVI.6             Agency.  Neither Party is, nor will be deemed to be, a partner, employee, agent or representative of the other Party for any purpose.  Each Party is an independent contractor of the other Party and the legal relationship between the Parties shall not constitute a partnership, joint venture or agency, including for all tax purposes.  Neither Party shall have the authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

Section XVI.7             No Waiver.  No waiver of a term, condition, covenant or provision of this Agreement shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term, condition, covenant or provision.  Except as may be expressly set forth herein, any omission or delay by either Party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, conditions, covenants or provisions hereof, by the other Party, shall not constitute a waiver of such Party’s rights to the enforcement of any of its rights under this Agreement.  Any waiver by a Party of a particular breach or default by the other Party shall not operate or be construed as a waiver of any subsequent or similar breach or default by the other Party, and any single or partial exercise of any particular right by a Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.

Section XVI.8             Cumulative Remedies.  Except as may be expressly set forth herein, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under applicable Law or in equity.

Section XVI.9             No Third Party Beneficiary Rights.  This Agreement is not intended to and shall not be construed to give any Third Party any interest, rights or remedies (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than (a) to the extent provided in Section XII.1 (Indemnification by Sol-Gel), the Mayne Indemnitees and (b) to the extent provided in Section XII.2 (Indemnification by Mayne), the Sol-Gel Indemnitees.

Section XVI.10          Performance by Affiliates.  Either Party may use one or more of its Affiliates to perform its obligations and duties and exercise its rights hereunder; provided that each Party shall cause such of its Affiliates to comply with the provisions of this Agreement in connection with such performance or exercise and shall remain liable hereunder for the prompt payment and performance of all of its obligations hereunder.

Section XVI.11          Further Assurances and Actions.  The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary to consummate or implement expeditiously the express purposes and intent contemplated by this Agreement.

Section XVI.12          Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall be regarded as one and the same instrument.  Each Party may execute this Agreement in AdobeTM Portable Document Format (“PDF”) sent by electronic mail.  In addition, PDF signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding, and delivery of a PDF signature by any Party will constitute due execution and delivery of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives to be effective as of the Effective Date.

SOL-GEL TECHNOLOGIES LTD.

By:	/s/ Eyal Ben-Or
	Name:	Eyal Ben-Or
	Title:	CFO

MAYNE PHARMA LLC

By:	/s/ Shawn O'Brien
Name:	Shawn O'Brien
Title:	CEO and Managing Director

Schedule 1.27

Product Patent Rights

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Schedule 1.30

Product Trademarks

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Schedule 6.2

Inventory Expiry Dates

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Schedule XI.4

Press Release

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